Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-258279, 333-263961, 333-270967, and 333-278294) on Form S-8 and (No. 333-266605) on Form S-3 of our report dated March 13, 2025, with respect to the consolidated financial statements of Candel Therapeutics, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 13, 2025